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                                                                   Exhibit 10.16
                                    AGREEMENT

         This Agreement, made as of the 1st day of July, 1998 between Valley National Gases, Inc., a Corporation, ("VALLEY") and William A. Indelicato ("INDELICATO").

         WHEREAS, Indelicato, individually and by and through his consulting corporation ADE Vantage, Inc. ("CORPORATION") have an arrangement with Valley National Gases, Inc., which expires June 30, 1998, for the expansion of Valley's industrial gas and welding supply business, through acquisition and expansion of industrial gas and welding supply distributors ("ACQUISITION PROGRAM"); and,

         WHEREAS, Valley and Indelicato desire to enter into this Agreement setting forth Indelicato's continuing relationship with Valley in the execution of the Acquisition Program including compensation therefore.

         WITNESSETH in consideration the mutual promises hereinafter contained Valley and Indelicato agree as follows:

1. Duties. Indelicato will identify, investigate and develop industrial gas and welding supply business distributors as prospective acquisition candidates. Indelicato together with Valley will qualify all potential distributors for acquisition and jointly target distributors for acquisition solicitation ("TARGET DISTRIBUTORS"). Indelicato will assist Valley in the solicitation, preparation of offering memoranda, contract negotiation, due diligence and/or any other matters necessary to assist Valley to consummate Target Distributor acquisitions in accordance with the Acquisition Program.

2. Term. The term of this Agreement shall be one (1) year from the execution and delivery of this Agreement.


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3. Independent Contractor Status. It is understood that Indelicato is an independent contractor, representing Valley pursuant to this Agreement, and he shall not otherwise hold himself out to the public as employee, or partner of Valley. As such Indelicato is responsible, where necessary, to secure at his sole cost, worker's compensation, insurance, disability, benefits and any other insurance as may be requires by law. Valley will not provide, nor will it be responsible to pay for benefits for Indelicato. Any benefits, if provided by Indelicato for himself and/or his staff, including by not limited to, health insurance, paid vacation, paid holidays, sick leave or disability insurance coverage of whatever nature, shall be secured and paid for by Indelicato.

4. Tax Duties and Responsibilities. Indelicato is responsible for the payment of all required payroll taxes, whether federal, state or local in nature, including, but not limited to, income taxes, social security taxes, federal unemployment compensation taxes, and any other fees, charges, licenses or other payments required by law.

5. Employee's of Independent Contractor. Indelicato may employ as many employees as he requires, such matter resting entirely with his own discretion. Valley need not be advised to the employment of such individuals. Such persons are employed of Indelicato, and he shall be deemed employer of such persons. As such, Indelicato shall be responsible for compensation as well as all necessary insurance and payroll deductions for such persons, including but not limited to, federal, state and local income taxes, social security taxes, unemployment compensation taxes, workers compensation coverage, etc.

6. ADE Vantage, Inc. Indelicato may at his sole cost and expense (except for reimbursement support service costs as provided in Paragraph 11 hereinafter), in his


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execution of the Acquisition Program engage Corporation, ADE Vantage, Inc., his consulting firm, as his agent and contractor to provide support services and any other services executed pursuant to the Acquisition Program or otherwise required of Indelicato hereunder. At all times, Corporation shall solely be the contractual agent of Indelicato and not Valley.

7. Indemnification. Indelicato shall not be liable for the acts, negligence or defaults of any employee, agent or representative of Valley, nor shall he be liable for anything done or not done in good faith, including errors of judgment, acts done or committed on the advise of counsel, or mistakes of fact or law. Indelicato shall, without prejudice to any other rights which he may have, be indemnified by Valley against all liability and expense reasonably incurred by him in connection with any claim, action, suit or proceeding of whatever nature in which he may be involved as a party or otherwise by reason of having entered into this Agreement and the execution of the duties assumed hereunder relative to his execution of the Acquisition Program. Indemnification hereunder, shall not, however, extend to any liability, loss, damage claim or expense to the extent occasioned by or arising out of Indelicato's default hereunder or any willful misconduct or grossly negligent act by Indelicato, his agents and employees in his capacity as an Independent Contractor in the execution of his duties hereunder. Further, Valley agrees that ADE Vantage, Inc. shall not be liable and shall be held harmless for any damage or injury caused by its negligent mistakes, errors and omissions in and about providing financial services under this Agreement.

8. Business of Independent Contractor. During the term of this Agreement, Indelicato may engage in any other business which does not conflict with his duties

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hereunder, conflict with Valley's business, or otherwise impair the successful execution and implementation of the Acquisition Program. Notwithstanding, Valley and Indelicato agree that approximately sixty seven percent (67%) of Indelicato's time will be spent on the Acquisition Program.

9. Supervision. Indelicato shall not be subject to the provisions of any personnel handbook or the rules and regulations of applicable employees to Valley since Indelicato shall fulfill his responsibilities independent of any without supervision or control by Valley.

10. Compensation. Indelicato's compensation hereunder shall be set forth as follows:

         a. Indelicato will be paid a management service fee of $4,100 per month by cash payment to be paid, (1) for the first six months $1,500 per month and a lump sum payment of $15,600 paid between January 1, 1999 and January 7, 1999 and (2) for the last six months $4,100 per month. If however, Indelicato's time in any single calendar month exceeds 75%, then the $4,100 per month management service fee will be prorated upward based upon the actual time spent on behalf of Valley but in no case exceed $6,000 per month. Also, if Indelicato's time in any single calendar month is less than 60%, then the $4,100 per month management service fee will be prorated downward based upon the actual time spent on behalf of Valley, but in no case will be less than $3,500 per month. Adjustments to the monthly management service fee will be made quarterly in arrears and invoiced or credit to Valley.

         b. For each acquisition which closes during the term of this Agreement,
         * with the exception of Redball, Valley will provide Indelicato with a bonus payment


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             based upon the following calculation:
                  Payment = 80(3000(S) + 5100)/V
             Where P = Payment in Dollars for each closed transaction
                   S = Size of transaction (annual sales) in $ millions
                   V = Percent of Strategic Value, where if V is between values of 75 and 85 then for the purpose of this calculation V will be set at 80. If V is at a value above or below the range of 75 to 85, then the actual value of V will be used.

             Strategic Value will be determined by the method consistent with past practices used by Indelicato and the Company as presented to Valley. The methodology involves ten year financial projections and a terminal value using agreed upon assumptions and cost savings recognized by Valley management as being achievable over a reasonable period of time. Calculations will be on a debt free basis and will be adjusted for assets held outside by related parties and will be further adjusted for all non recurring costs or income items which would not exist under Valley ownership.

             Strategic Value will be based upon information available immediately after completion of due diligence as documented by letter to L.E. Bandi, President, which is also used to communicate transaction specific information to Bank One (the "Letter").

             Percent of Strategic Value is determined as follows:
                       (Actual Payment/Strategic Value) 100

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         The Actual Payment made for the business is on a net present value basis including all interest bearing debt, as historically documented in the Letter.

         Valley and Indelicato will negotiate in good faith to arrive at a mutually acceptable bonus compensation for Redball, based upon previous payments to Indelicato and the value of the acquisition to Valley shareholders if an acquisition of, or joint venture with, Redball finally materializes.

         * If a letter of intent has been executed prior to the expiration of this Agreement, and the transaction ultimately closes, the transaction will be treated as if it had closed prior to the expiration of this agreement and a bonus payment will be paid to Indelicato after closing and after the appropriate documentation has been provided by Indelicato to Valley.

         c. Valley shall reimburse Indelicato by cash payment for all out of pocket expenses reasonably incurred by him, while rendering services in support of the Acquisition Program, excluding office rent but including cellular phone monthly charges and charges for phone service which is exclusively for Valley's benefit.

11. Reimbursable Support Service.

         a. Financial. Indelicato shall be entitled for financial support services for financial projections, evaluations as well as other necessary and required analyses prepared for Indelicato by Corporation or by independent professional agents obtained for this specific purpose, at the rate of seventy seven ($79.00) per hour as such support service costs are incurred during the term of this Agreement. Valley and Indelicato agree that they intend to use ADE Vantage, Inc. for financial services.

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         b. Approval of Valley. All such financial support services shall be incurred on a case by case basis, only upon the notice to and agreement of Valley as to the proposed nature and extent thereof.

12. Assignment. Indelicato shall not sell, assign or transfer this Agreement, however, he shall have the limited right to assign the Agreement to the Corporation.

13. Governing Law. This Agreement shall be subject to and governed by the laws of the State of West Virginia.

14. Renewal. This Agreement may be renewed for one year periods upon written acknowledgment by both parties 30 days prior to expiration.

15. Termination of Agreement. This Agreement may be terminated at will by either party, at any time, by at least ninety (90) days prior notice to the other party as provided hereinunder in Paragraph "15. Notices." In the event Indelicato dies, then in such event his estate would be entitled to all payments due under this Agreement for acquisitions not yet closed, and the same if Valley terminated the Agreement other than for just cause. Termination of this Agreement will in no event cause forfeiture of Indelicato's right to payment hereunder, which shall survive any and all such termination.

16. Notices. All notices required to be given hereunder shall be in writing and shall be sent by certified mail, postage prepaid, to Valley and/or to Indelicato at the addresses indicated below, unless written notice of change of address is provided to other party as the address indicated.

         To Valley: Valley National Gases, Inc., 67-43rd Street, Wheeling, WV 26003; Attention: Lawrence E. Bandi



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         To Indelicato: William A. Indelicato, 72 Park Street, Suite 105, New
         Canaan, Connecticut 06840

17. Waiver. The waiver by either party of a breach of any provision in the Agreement shall not operate or be construed to operate as a waiver of any subsequent breach.

18. Modification. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both parties.

19. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior Agreements or understandings between Valley and Indelicato, with the exception of the letter agreements pertaining to deferred compensation on future acquisitions.

20. Captions. The captions are inserted for convenience only and shall not be considered when interpreting any provision or terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 16th day of June, 1998.

                           VALLEY NATIONAL GASES, INC.


                           By /s/ LAWRENCE E. BANDI
                              ---------------------------------------
                           Its         President
                              ---------------------------------------

                           /s/ WILLIAM A. INDELICATO
                           ------------------------------------------
                           WILLIAM A. INDELICATO

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